EXHIBIT 3


                               SECURITY AGREEMENT

         This Security Agreement (this "Agreement") is made as of _________, 2003, between BRIAZZ, Inc., a Washington corporation ("Debtor"), Deutsche Bank London Ag, acting through DB Advisors LLC, a limited liability company, as administrative agent under the Purchase Agreement and this Agreement (in such capacity, together with its successors in such capacity, the "Administrative Agent") and Flying Food Group, L.L.C., a Delaware limited liability company.

         The Debtor, certain purchasers and the Administrative Agent are parties to a Securities Purchase Agreement, dated as of May 28, 2003, as amended on ________, 2003 (the Securities Purchase Agreement, as so amended, and as it may be supplemented, amended, restated or otherwise modified from time to time, being the "Purchase Agreement"), providing for the purchase of secured notes in the aggregate principal amount of $6.0 million. The Debtor and Flying Food Group LLC ("FFG") are parties to a Food Production Agreement dated as of December 1, 2002 (the "Food Production Agreement") providing for food preparation for Debtor by FFG in each of the markets in which the Debtor conducts its business. To induce the purchasers to enter into the Purchase Agreement and to extend credit thereunder, and to induce FFG to continue to extend credit under the Food Production Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor has agreed to grant a security interest to the purchasers under the Purchase Agreement and FFG (the "Secured Parties") in the Collateral (as defined below) as security for the obligations under the Notes (as defined below) and the Food Production Agreement.

         Debtor and Secured Parties agree as follows:

         1.   Certain Definitions and Rules of Construction.

              (a) Certain Terms Defined in the UCC-Secured Transactions. As used in this Agreement, unless otherwise defined in this Agreement, the singular and plural forms of the terms "accession," "account," "account debtor," "chattel paper," "collateral," "deposit account," "document," "equipment," "fixtures," "general intangible," "goods," "health-care-insurance receivable," "instrument," "inventory," "investment property," "letter-of-credit right," "payment intangible," "proceeds," "promissory note," "software" and "supporting obligation" have the respective meanings assigned to those terms in the UCC-Secured Transactions.

              (b) Certain Other Defined Terms. As used in this Agreement, the following terms have the following meanings, which are equally applicable to both the singular and plural forms of those terms:

                   "Collateral" has the meaning assigned to that term in Section
              2.

                   "Debtor" has the meaning assigned to that term in the initial paragraph in this Agreement.



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                   "Event of Default" means (i) any event listed or otherwise described in Section 6 of the Purchase Agreement or (ii) a breach of the Company's obligations in Section 6 of the Food Production Agreement.

                   "Notes" means non-convertible secured promissory notes issued in accordance with the terms of the Purchase Agreement.

                   "Obligations" means, with respect to each Secured Party, all indebtedness, obligations and liabilities of Debtor under the Notes, the Purchase Agreement, the Food Production Agreement and this Agreement, including, but not limited to, the payment of all obligations to such Secured Party now or hereafter existing under the Notes or the Food Production Agreement, whether direct, or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, and expenses.

                   "Person" means an individual, a corporation, a business
              trust, an estate, a trust, a partnership, a limited liability company, an association, a joint venture, a government, a governmental subdivision, agency or instrumentality, a public corporation, or any other legal or commercial entity.

                   "Purchase Agreement" has the meaning assigned to that term in the initial paragraphs in this Agreement.

                   "Secured Parties" means Flying Food Group, LLC, Deutsche Bank
              London AG acting through DB Advisors, LLC, Briazz Venture LLC and Spinnaker Investment Partners, L.P. and any transferee of a Note as permitted under the Note or the Purchase Agreement.

                   "UCC-Secured Transactions" means the Uniform Commercial
              Code-Secured Transactions in effect in the state of Washington, as amended from time to time.

              (c) Certain Rules of Construction. The headings of the Sections, subsections, paragraphs and other divisions of this Agreement are included for convenience of reference only, and are not to limit or affect in any way the construction or interpretation of any terms, conditions or other provisions of this Agreement. References in this Agreement to Sections are references to the Sections of this Agreement unless otherwise specified.

         2. Creation of Security Interest. As security for the payment and performance of the Obligations, Debtor grants to the Secured Parties, and creates in favor of Administrative Agent, for the benefit of the Secured Parties, a security interest in all of Debtor's right, title and interest in, to and under the following personal property and fixtures (collectively, the "Collateral"), wherever located and whether now or in the future owned, existing, arising or acquired:



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              (a) accounts;

              (b) chattel paper;

              (c) deposit accounts;

              (d) documents;

              (e) equipment;

              (f) fixtures;

              (g) general intangibles, including payment intangibles, software and things in action;

              (h) goods;

              (i) instruments, including promissory notes;

              (j) inventory;

              (k) investment property;

              (l) letter-of-credit rights;

              (m) supporting obligations;

              (n) other personal property; and

              (o) proceeds of the collateral described in this Section 2.

         3. Authorization to File Financing Statements. Debtor authorizes Administrative Agent to file initial financing statements, and amendments of financing statements, covering the Collateral and any property that becomes collateral as identifiable proceeds of the Collateral.

         4. Inspection. Secured Parties may inspect any of the Collateral at any time upon reasonable notice to Debtor.

         5.   Risk of Loss. Debtor has the risk of loss of the Collateral.

         6. No Collection Obligation. Administrative Agent and Secured Parties have no duty to collect any income that accrues on any of the Collateral or to preserve any rights relating to any of the Collateral.

         7. No Disposition of Collateral. Except for the creation and grant of the security interest under this Agreement or Permitted Liens as defined in the Purchase Agreement or sales



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of items of inventory in the ordinary course of business, Debtor will not, and
Administrative Agent does not authorize Debtor to, exchange, sell, lease, license or otherwise dispose of, or create or grant any lien on or security interest in, any of the Collateral.

         8. Representations and Warranties. Debtor represents and warrants to Secured Parties that:

              (a) Rights in Collateral. Debtor has rights in, and the power to transfer, the Collateral. Debtor's right, title and interest in and to the Collateral is free of all adverse claims, liens, security interests and restrictions on transfer or pledge, other than the security interests and restrictions created under, or set forth in, this Agreement, the Purchase Agreement and its schedules and the other Transaction Documents referred to in the Purchase Agreement.

              (b) Location of Collateral. All of the Collateral comprising equipment and goods is located the states of Washington, California and Illinois.

              (c) Jurisdiction of Organization of Debtor. Debtor's jurisdiction of organization is the state of Washington. Debtor is a corporation incorporated under the laws of the state of Washington. Debtor's organizational identification number assigned by the state of Washington is 601 609 953.

              (d) Name of Debtor. The name of Debtor indicated on the public record of the state of Washington that shows Debtor to have been organized is BRIAZZ, INC.

              (e) Mailing Address for Debtor. A mailing address for Debtor is 3901 7th Avenue South, Suite 200, Seattle, Washington 98108.

              (f) No Conditions. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

         9.   Certain Covenants. Until all of the Obligations are paid in full,
Debtor:

              (a) will not change its jurisdiction of organization from the state of Washington;

              (b) will preserve its existence as a corporation under the laws of the state of Washington;

              (c) will not, whether in one transaction or a series of related transactions, merge or consolidate, or combine in any other way, with or into, or sell or otherwise transfer all or substantially all of Debtor's assets to, any other person, or enter into any recapitalization, reorganization or any other extraordinary transaction involving or otherwise related to the Company;

              (d) will not change its name without giving at least thirty days prior notice of



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         the proposed change to Administrative Agent;

              (e) will take all actions necessary to prevent , and will take no actions to cause, directly or indirectly, the breach of any representation, warranty, covenant or agreement contained in the Purchase Agreement; and

              (e) will maintain insurance with creditworthy insurance companies covering the replacement cost of the Collateral, such replacement cost being deemed to be the amount required to replace such Collateral with equipment of like kind and quality, equivalent to the actual cash value, minus physical depreciation (fair wear and tear) and obsolescence of such Collateral.

         10. Administrative Agent's Duties. If Debtor fails to perform any of its obligations under this Agreement, then Administrative Agent may (but is not obligated to) perform or cause performance of such obligations and, pursuant to
Section 16, Debtor will pay the expenses incurred by Administrative Agent in connection with such performance. The powers conferred on Administrative Agent under this Agreement are solely to protect Secured Parties' interest in the Collateral and do not impose any duty upon Secured Parties to exercise any such powers. Except for the safe custody of any of the Collateral in Administrative Agent's possession and the accounting for moneys actually received by Administrative Agent under this Agreement, Administrative Agent has no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any of the Collateral. Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in the possession of Administrative Agent if such Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property.

         11. Administrative Agent Appointed Attorney-in-Fact. Debtor irrevocably appoints Administrative Agent as Debtor's attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor, Administrative Agent or otherwise, from time to time in Administrative Agent's discretion after the occurrence and during the continuance of an Event of Default, to take any action and to authenticate any document, instrument or other writing or record that Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, but not limited to, the filing of any claims, the taking of any actions or the commencement of any proceedings that Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights and remedies of Administrative Agent with respect to any of the Collateral.

         12. Events of Default. An Event of Default shall be as defined in
Section 1 hereof, and Article 6 of the Purchase Agreement is incorporated herein by reference and Section 6 of the Food Production Agreement is incorporated herein by reference.

         13. Certain Remedies. Upon, and at any time after, the occurrence or existence of any Event of Default, in addition to other rights and remedies provided for in this Agreement and the Purchase Agreement or otherwise available to Administrative Agent by agreement, at law, in equity or otherwise, Administrative Agent may (a) take possession of the Collateral, (b) render



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equipment unusable, (c) require Debtor to, and Debtor will at its own cost and expense and immediately upon request of Administrative Agent, assemble all or any part of the Collateral as directed by Administrative Agent and make such Collateral available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both Debtor and Administrative Agent, (d) sell, lease, license or otherwise dispose of any or all of the Collateral in its present condition or following any commercially reasonable preparation or processing, by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place, for cash, on credit or for future delivery, and on any other commercially reasonable terms, and (e) exercise in respect of the Collateral all other rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the state of Washington, whether or not such Uniform Commercial Code applies to the affected Collateral. Debtor agrees that, to the extent notification of disposition of any of the Collateral is at any time required by law, a notification of disposition is sent within a reasonable time before the disposition if the notification is sent to Debtor after the occurrence or existence of any Event of Default and ten days or more before the earliest time of disposition set forth in the notification. Administrative Agent will not be obligated to make any sale, lease, license or other disposition of any or all of the Collateral regardless of notification of disposition having been given. Administrative Agent may adjourn any public or private sale, lease or other disposition from time to time by announcement at the time and place fixed for such sale, lease or other disposition, and such sale, lease or other disposition, without further notice, may be made at the time and place to which it was so adjourned. Administrative Agent has no obligation to prepare or process any of the Collateral for sale, lease, license or other disposition.

         14. Priority; Amendments; Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Debtor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any amendment or waiver that is not equally applicable to all Secured Parties or is in any way discriminatory to any Secured Party shall require the agreement of such Secured Party. No failure on the part of the Administrative Agent, or any Secured Party, to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of such right preclude any other or further exercise of such right or the exercise of any other right.

         15. Indemnity. Debtor will indemnify, defend and hold harmless Administrative Agent from and against any and all claims, losses and liabilities (including, but not limited to, reasonable fees, costs, expenses and disbursements of attorneys) arising from or by reason of this Agreement (including, but not limited to, enforcement of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of Administrative Agent.

         16. Costs and Expenses. Debtor will pay to Administrative Agent on demand the reasonable costs and expenses (including, but not limited to, reasonable fees, costs, expenses and disbursements of accountants, attorneys and other professional advisors) incurred by Administrative Agent in connection with any of (a) retaking the Collateral, holding the Collateral, preparing for disposition of the Collateral, processing the Collateral, and disposing of the Collateral, (b) the exercise or enforcement of any of the rights and remedies of


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Administrative Agent under this Agreement and (c) any Event of Default.

         17. Administrative Agent. FFG hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or
Article 5 of the Purchase Agreement which is incorporated herein by reference. Notwithstanding the foregoing, the Administrative Agent may take no action or series of actions pursuant to the terms of the Purchase Agreement or this Agreement with respect to Collateral with a fair market value of $100,000 or greater without the express written permission of FFG, provided however, upon repayment of the Notes, the Administrative Agent may release the lien of the Collateral with respect to, and only with respect to, the Notes, and the security interest in the Collateral securing the Obligations under the Food Production Agreement will remain unaffected. The Debtor, the Administrative Agent and FFG agree upon full repayment of the Notes to amend and restate this Agreement to reflect such repayment and release of such security interest by the holders of the Notes in the Collateral and amend such financing statements, as appropriate, to reflect the continuing security interest by FFG.

         18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which counterparts when so executed will be deemed to be an original and all of which counterparts taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via telephone facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement.

         19. Severability. Any term, condition or other provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without affecting the validity or enforceability of such term, condition or provision in any other jurisdiction and without invalidating the remaining terms, conditions and other provisions of this Agreement.

         20. Continuing Interest; Binding Effect. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations, (b) be binding upon the Debtor, its successors and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent under this Agreement, to the benefit of, and is enforceable by, the Administrative Agent and its successors, transferees and assigns.

         21. Governing Law. This Agreement is governed by, and is to be construed in all respects in accordance with, the laws of the state of New York, without reference to conflict-of-laws or choice-of-law rules that would direct the general application of the laws of another jurisdiction, except to the extent that the validity or perfection of the security interest under this Agreement, or remedies under this Agreement, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state



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or federal court sitting in the Borough of Manhattan of The City of New York for
the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

         22. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 22.



         IN WITNESS WHEREOF, Debtor, Administrative Agent and FFG have caused this Agreement to be executed by their respective authorized officers or representatives, as of the date first above written.

BRIAZZ, INC.                           Deutsche Bank London AG, acting through
                                       DB Advisors, LLC, as Administrative Agent
By________________________________
  Title: _________________________     By_______________________________________
                                         Title: ________________________________


Flying Food Group, L.L.C.

By________________________________
  Title: _________________________



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